AMERICAN SHARED HOSPITAL SERVICES

REPORTS FIRST QUARTER RESULTS

San Francisco, CA — May 14, 2012 — AMERICAN SHARED HOSPITAL SERVICES (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the first quarter of 2012.

First Quarter Results

For the three months ended March 31, 2012, revenue increased 0.8% to $4,403,000 compared to $4,367,000 for the first quarter of 2011. Net income for the first quarter of 2012 was $9,000, or $0.00 per diluted share. This compares to net income of $21,000, or $0.00 per diluted share, for the first quarter of 2011.

The number of procedures performed on Gamma Knife® PerfexionTM systems supplied by AMS increased 2.8% for the first quarter of 2012 compared to the first quarter of 2011. The total number of procedures performed in AMS' Gamma Knife business increased 5.1% for this year's first quarter compared to the first quarter of 2011.

Gross margin for this year's first quarter decreased to 41.7% compared to 44.1% for the first quarter of 2011, but increased sequentially compared to gross margin of 39.5% for the fourth quarter of 2011, reflecting quarter-to-quarter variations in mix of procedures between sites.

Selling and administrative expenses for the first quarter of 2012 decreased 8.7% to $1,024,000 compared to $1,122,000 for the first quarter of 2011, primarily the result of reduced payroll costs. Operating income increased to $239,000 for the first quarter of 2012 compared to $226,000 for the first quarter of 2011.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), increased to $2,139,000 for the first quarter of 2012 compared to $2,047,000 for the first quarter of 2011.

Balance Sheet Highlights

At March 31, 2012, cash, cash equivalents and certificates of deposit were $10,788,000 compared to $11,580,000 at December 31, 2011. Shareholders' equity March 31, 2012 was $25,115,000, or $5.45 per outstanding share. This compares to shareholders' equity at December 31, 2011 of $25,171,000, or $5.46 per outstanding share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "Our strategy to grow our Gamma Knife business by upgrading as many of our existing sites to Gamma Knife Perfexion specifications as possible and expanding our base of Perfexion clients continues to drive revenue higher, albeit at a more modest pace than we would like due to the continued slow economic recovery and its effect on the health care industry overall. Additionally, we had one Gamma Knife unit out of service for a month during the first quarter for a cobalt reload, and the closure in last year's third quarter of our Gamma Knife center at Lehigh Valley Hospital in Allentown, Pennsylvania also affected the revenue comparison."

Nevertheless, with the higher throughput and increased clinical utility of the Perfexion units compared to the Gamma Knife units they replace, we expect the trend of increasing revenue to continue and, we hope, accelerate, allowing us to take advantage of the operating leverage inherent in our Gamma Knife business model. We also are pursuing opportunities to place additional Gamma Knife Perfexions at new and existing AMS sites both in the U.S. and internationally."

Dr. Bates noted that the Perfexion unit AMS will supply to Florence Nightingale Hospital Group in Istanbul, Turkey is expected to begin treating patients in the second quarter, and the Gamma Knife unit AMS will provide to Hospital Central FAP in Lima, Peru and the linear accelerator site in São Paulo, Brazil are expected to begin treating patients later this year.

"Even as we build our Gamma Knife business, we believe that proton therapy represents AMS' most significant growth opportunity. By permitting more precise radiation dose targeting at predictable tissue depth than conventional X-rays, proton therapy allows the treatment of targets adjacent to critical structures without inadvertent damage.

"AMS currently is developing a two room proton therapy center in Dayton, Ohio. We also are developing single treatment room proton centers in Boston, Orlando, and Long Beach, California which are expected to employ the MEVION S250 Proton Therapy System. The MEVION S250 significantly reduces the cost, size and complexity of proton therapy devices, and promises to bring accessibility, affordability and practicality to proton therapy," Dr. Bates said. A 510(k) application for marketing clearance for the MEVION S250 has been filed with the FDA; the device already has received European CE Mark certification. AMS owns approximately 1% of Mevion Medical Systems, the manufacturer of the MEVION S250 device.

"In other news, following the notice of allowance of a U.S. patent announced in March on a variety of technologies designed to increase efficiency and improve patient outcomes in the operating room, we recently formed a 50/50 joint venture with NBBJ, a leading global architecture and design firm, to commercialize the technologies jointly owned by the partners in our Operating Room for the 21st Century concept ("OR21"). OR21 is a new way of thinking about how surgical environments can improve patient safety and surgical team efficiency and enhance payback for healthcare institutions. We believe this venture will demonstrate what is possible when leading companies with complementary capabilities work together to meet a common goal. From new operating room lighting concepts to innovative operating table design, we have seeded OR21 with a portfolio of patented and patent pending technologies with significant revenue potential. We already have entered into discussions with a third party regarding licensing agreements for the manufacture and distribution of products based on these proprietary technologies, and expect the initial product launch late in 2013," Dr. Bates said.

Earnings Conference Call

American Shared has scheduled a conference call at 10:00 a.m. PDT (1:00 p.m. EDT) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 32423640.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its preferred stock investment in Mevion Medical Systems, Inc., formerly Still River Systems, AMS also plans to complement these services with the MEVION S250 proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Mevion Medical Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 7, 2012.

Contacts:	American Shared Hospital Services

Ernest A. Bates, M.D., (415) 788-5300

Chairman and Chief Executive Officer

e.bates@ashs.com

Berkman Associates

Neil Berkman, (310) 477-3118

President

info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	May 14, 2012
First Quarter 2012 Financial Results	Page 3

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended
	March 31,
	2012	2011
Revenue	$4,403,000	$4,367,000
Costs of revenue	2,566,000	2,443,000
Gross margin	1,837,000	1,924,000
Selling & administrative expense	1,024,000	1,122,000
Interest expense	574,000	576,000
Operating income	239,000	226,000
Interest & other income	1,000	16,000
Income before income taxes	240,000	242,000
Income tax expense	11,000	23,000
Net income	$229,000	$219,000
Less: Net income attributable to non-controlling interest	(220,000)	(198,000)
Net income attributable to American Shared Hospital Services	$9,000	$21,000
Earnings per common share:
Basic	$0.00	$0.00
Assuming dilution	$0.00	$0.00

	Balance Sheet Data
	March 31,	December 31,
	2012	2011
Cash and cash equivalents	$1,788,000	$2,580,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$17,247,000	$17,615,000
Investment in preferred stock	$2,656,000	$2,656,000
Total assets	$76,069,000	$74,535,000

Current liabilities	$9,724,000	$9,944,000
Shareholders' equity	$25,115,000	$25,171,000